As filed with the Securities and Exchange Commission on May 23, 2019

Registration No. 333-208383

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

InfraREIT, Inc.

(n/k/a Oncor NTU Holdings Company LLC)

(Exact name of Registrant as specified in its charter)

Maryland	75-2952822
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1616 Woodall Rodgers Fwy., Dallas, Texas 75202

(214) 486-2000

(Address of principal executive offices, including zip code)

InfraREIT, Inc. 2015 Equity Incentive Plan

(Full title of the plan)

Matthew C. Henry

Senior Vice President, General Counsel & Secretary,

Oncor Electric Delivery Company LLC

1616 Woodall Rodgers Fwy.

Dallas, Texas 75202

(Name and address of agent for service)

(214) 486-2000

(Telephone number, including area code, of agent for service)

Copies to

Christopher R. Rowley

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3900

Dallas, Texas 75201

(214) 220-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment (this “Post-Effective Amendment”) filed by Oncor NTU Holdings Company LLC, as the successor by merger to InfraREIT, Inc. (the “Registrant”), deregisters the shares of the Registrant’s Common Stock, par value $0.01 per share, in connection with the InfraREIT, Inc. 2015 Equity Incentive Plan, which shares were registered on the Registration Statement on Form S-8, File No. 333-208383 (the “Registration Statement”), initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on December 8, 2015, that remain unsold as of the date of this Post-Effective Amendment.

On May 16, 2019, pursuant to the Agreement and Plan of Merger, dated as of October 18, 2018, by and among InfraREIT, Inc., InfraREIT Partners, LP, a Delaware limited partnership, Oncor Electric Delivery Company LLC, a Delaware limited liability company (“Oncor”), 1912 Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Oncor (“Merger Sub”), and Oncor T&D Partners, LP, a Delaware limited partnership, InfraREIT, Inc. merged with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of Oncor (the “Company Merger”) and renamed “Oncor NTU Holdings Company LLC.”

As a result of the Company Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Registrant is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8, File No. 333-208383 and hereby terminates the effectiveness of the Registration Statement and deregisters any securities that had been reserved for issuance under the plan covered by the Registration Statement and registered under the Registration Statement that remain unsold or unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on May 23, 2019.

Oncor NTU Holdings Company LLC (as successor by merger to InfraREIT, Inc.)

By: Oncor Electric Delivery Company LLC, its sole member

By:	/s/ Kevin R. Fease
Kevin R. Fease
Vice President and Treasurer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act.

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